Exhibit 99.1

FOR IMMEDIATE RELEASE

Javelin Pharmaceuticals, Inc. Reports Third Quarter 2009 Results

Conference Call Today at 8:30am EST

CAMBRIDGE, Mass., November 10, 2009 (BUSINESS WIRE) -- Javelin Pharmaceuticals, Inc. (NYSE Amex: JAV - News), a leading developer of novel acute care pain products, today reported its unaudited financial results for the third quarter ended September 30, 2009.

Financial highlights for the three months ended September 30, 2009:

❖
Ended the third quarter with approximately $3.3 million in cash and cash equivalents; not including approximately $3.7 million in net proceeds received from a registered direct offering on October 30, 2009

❖	Net loss in the third quarter of 2009 decreased to approximately $6.8 million, or $0.11 per share, from approximately $10.9 million, or $0.18 per share, in the third quarter of 2008

❖	Significant reduction in Q3 expenses from Q2 2009

❖	On track to file a high quality NDA for Dyloject this quarter

Financial Performance

The Company ended the third quarter of 2009 with $3.3 million in cash and cash equivalents. During the fourth quarter, the Company raised approximately $3.7 million in additional net proceeds from an unsolicited registered direct placement of its common stock to a new shareholder.

For the three and nine months ended September 30, 2009, total revenues were $1.1million and $3.5 million, compared to $0.4 million and $0.6 for each of the respective periods a year ago.

Javelin’s net loss decreased to approximately $6.8 million, or $0.11 per share, for the three months ended September 30, 2009, from approximately $10.9 million, or $0.18 per share, for the comparable period in 2008. For the nine months ended September 30, 2009, the net loss was approximately $29.5 million, or $0.49 cents per share, down from $29.7 million, or $0.54 cents per share, for the same period a year ago.

Javelin incurred approximately $7.5 million in total operating expenses in the third quarter of 2009 compared to approximately $11.4 million for the comparable period a year ago. For the nine months ended September 30, 2009 and 2008, Javelin’s total operating expenses were $32.6 million and $31.1 million, respectively.

For the three months ended September 30, 2009 and 2008, our cost of revenues was approximately $0.9 million and $0.3 million, respectively. For the nine months ended September 30, 2009, cost of revenues was approximately $2.9 million compared to 0$.5 million in the same period for 2008.

Research and development expenses decreased from approximately $6.9 million for the three months ended September 30, 2008 to $4.2 million for the three months ended September 30, 2009. Total research and development expense increased from $17.0 million for the nine months ended September 30, 2008 to $21.3 million for the nine months ended September 30, 2009.

Selling, general and administrative expenses for the three months ended September 30, 2009 were $2.4 million, as compared to $4.2 million for the three months ended September 30, 2008, and $8.2 million for the nine months ended September 30, 2009, compared to $13.4 million for the similar period in 2008.

JAVELIN PHARMACEUTICALS, INC
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$3,272,678	$20,057,937
Accounts receivable, product sales	-	470,288
Inventory	-	1,847,904
Prepaid expenses and other current assets	493,534	511,820
Total current assets	3,766,212	22,887,949
Long term marketable securities available-for-sale	-	1,586,910
Fixed assets, at cost, net of accumulated depreciation	950,426	1,195,670
Intangible assets, net of accumulated amortization	3,039,090	3,480,248
Other assets	146,468	154,918
Total assets	$7,902,196	$29,305,695

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$7,770,353	$8,119,006
Deferred revenue, current	1,204,301	-
Deferred lease liability	426,587	513,519
Total current liabilities	9,401,241	8,632,525
Deferred revenue, noncurrent	5,017,921	-
Total liabilities	14,419,162	8,632,525

Commitments and contingencies	-	-

Stockholders' Equity (Deficit)
Preferred stock, $0.001 par value, 5,000,000 shares authorized; as of September 30, 2009 and December 31, 2008, none of which are outstanding	-	-

Common stock, $0.001 par value; 200,000,000 shares authorized as of September 30, 2009 and December 31, 2008; 60,675,016 and 60,649,358 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	60,675	60,649
Additional paid-in capital	176,801,138	174,534,897
Other comprehensive income	25,499	10,383
Deficit accumulated during the development stage	(183,404,278)	(153,932,759)
Total stockholders' equity (deficit)	(6,516,966)	20,673,170

Total liabilities and stockholders' equity (deficit)	$7,902,196	$29,305,695

JAVELIN PHARMACEUTICALS, INC.
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues:
Partner revenue	$1,130,966	$-	$3,330,849	$-
Product revenue	-	366,050	188,172	611,352
Total revenues	1,130,966	366,050	3,519,021	611,352
Costs and expenses
Cost of revenue	881,539	272,358	2,899,368	451,763
Research and development	4,165,716	6,887,952	21,320,172	17,043,301
Selling, general and administrative	2,369,210	4,163,646	8,153,955	13,400,159
Depreciation	79,615	85,958	245,138	206,561
Total costs and expenses	7,496,080	11,409,914	32,618,633	31,101,784
Operating loss	(6,365,114)	(11,043,864)	(29,099,612)	(30,490,432)
Other income (expense):
Interest income	5,864	229,958	49,632	807,760
Other income (expense)	(394,187)	(33,275)	(415,327)	2,814
Total other income (expense)	(388,323)	196,683	(365,695)	810,574
Loss before income tax provision	(6,753,437)	(10,847,181)	(29,465,307)	(29,679,858)
Income tax provision	6,756	23,375	6,212	23,375
Net loss attributable to common stockholders	$(6,760,193)	$(10,870,556)	$(29,471,519)	$(29,703,233)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.11)	$(0.18)	$(0.49)	$(0.54)
Weighted average shares	60,447,975	60,393,432	60,433,689	54,767,751

About Javelin

With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the acute pain management market. The Company has one marketed drug in the UK and three drug candidates in US Phase 3 clinical development. For additional information about Javelin, please visit the Company's website at http://www.javelinpharmaceuticals.com.

Forward Looking Statement

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made, including today's initial study results. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies

JAV-F

Javelin Pharmaceuticals, Inc.
Stephen J. Tulipano, CPA, 617-349-4500
Chief Financial Officer
stulipano@javelinpharma.com
or
Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP, Investor Relations
rpierce@javelinpharma.com